Exhibit 21

                          SUBSIDIARIES

Subsidiary                              State of Organization
----------                              ----------------------

RLP Gulf States, L.L.C.                      Oklahoma

RB Operating Company                         Delaware

Magic Circle Energy Corporation              Delaware

Magic Circle Acquisition Corporation         Oklahoma

Carmen Development Corporation               Oklahoma

Carmen Field Limited Partnership             Oklahoma